Exhibit 99.1

	Contact:	Mark Hauptman
Vice President and CFO
UICI
News Release		9151 Grapevine Highway
North Richland Hills, Texas 76180
Phone: (817) 255-5200

(For Immediate Release)

UICI ANNOUNCES FIRST QUARTER 2004 RESULTS OF OPERATIONS

UICI ANNOUNCES MANAGEMENT CHANGES AT SELF-EMPLOYED AGENCY DIVISION

UICI ANNOUNCES EXPANDED SHARE REPURCHASE PROGRAM

     NORTH RICHLAND HILLS, TX, April 28, 2004—UICI (the “Company” NYSE: UCI) today reported first quarter 2004 results of operations and management changes at its Self-Employed Agency Division.

First Quarter 2004 Results of Operations

     UICI reported first quarter 2004 revenues and income from continuing operations of $494.7 million and $32.7 million ($0.68 per diluted share), respectively, compared to first quarter 2003 revenues and income from continuing operations of $411.2 million and $20.2 million ($0.42 per diluted share), respectively. Overall, the Company reported first quarter 2004 net income in the amount of $38.4 million ($0.80 per diluted share), compared to net income of $21.1 million ($0.44 per diluted share) in the first quarter of 2003.

     The Company’s first quarter 2004 results were highlighted by the continued strong performance of its Self- Employed Agency (“SEA”) Division, which enjoyed significant period-over-period growth in both revenue and operating income. Earned premium revenue at the SEA Division increased to $332.4 million in the first quarter of 2004 from $281.4 million in the first quarter of 2003, and operating income at the SEA Division increased to $44.6 million in the first quarter of 2004 from $23.8 million in the first quarter of 2003. The SEA Division’s strong performance was offset by quarter over quarter decreases in operating income at the Company’s Group Insurance and Life Insurance Divisions.

     In the three months ended March 31, 2004, the Company recorded income from discontinued operations in the amount of $5.7 million, net of tax ($0.12 per diluted share), substantially all of which was attributable to a gain recorded in connection with the Company’s disposal of its held-for-sale uninsured student loan assets.

Comparative Summary Results of Operations and Balance Sheet Information

     Set forth in the tables below are comparative summary results of operations for the quarters ended March 31, 2004 and 2003, and selected balance sheet data as of March 31, 2004 and December 31, 2003.

	Three Months ended
Income Statement Data:	March 31,
	2004	2003
	(In thousands, except per share amounts)
Revenues	$494,696	$411,183
Operating income from continuing operations before income taxes	$50,013	$30,997
Income from continuing operations	$32,698	$20,210
Income from discontinued operations	5,693	893

Net income	$38,391	$21,103

Per Diluted Share:
Income from continuing operations	$0.68	$0.42
Income from discontinued operations	0.12	0.02

Net income	$0.80	$0.44

Average shares outstanding (in thousands)	48,369	48,030

Balance Sheet Data:	March 31, 2004	December 31, 2003
	(In thousands, except per share amounts)
Stockholders’ equity	$638,492	$587,568
Book value per share	$13.79	$12.68

Business Segment Results

     The table below sets forth, by business segment, income (loss) before taxes (which is hereinafter referred to as “operating income (loss)”) for the three months ended March 31, 2004 and 2003.

	Three Months Ended
	March 31
	2004	2003
	(In thousands)
Operating income (loss):
Insurance:
Self-Employed Agency Division	$44,617	$23,794
Group Insurance Division	158	5,083
Life Insurance Division	1,136	1,827
Other Insurance (1)	(221)	—

Total Insurance	45,690	30,704
Other (2):	—	(644)
Other Key Factors:
Investment income on equity, realized gains and losses, general corporate expenses and other (including interest expense on non-student loan indebtedness)	3,320	(1,200)
Variable stock-based compensation benefit (expense)	1,003	2,137

Total Other Key Factors	4,323	937

Operating income	$50,013	$30,997

(1) Reflects results of a subsidiary (ZON Re USA, LLC) established in the third quarter of 2003 to underwrite, administer and issue accidental death, accidental death and dismemberment (AD&D), accident medical and accident disability insurance policies, both on a primary and on a reinsurance basis.

(2) Reflects the Company’s share of losses associated with its former investment in Healthaxis, Inc., which the Company disposed of in the third quarter of 2003.

     UICI’s results of operations for the three months ended March 31, 2004 were particularly impacted by the following factors:

Self-Employed Agency Division

     The SEA Division reported operating income of $44.6 million in the three months ended March 31, 2004 compared to operating income of $23.8 million in the corresponding period of 2003. Operating income at the SEA Division in the three month period ended March 31, 2004, was positively impacted by an increase in earned premium revenue, reduced commission and marketing expenses as a percentage of earned premium, and a decrease in loss ratio resulting from favorable claims experience. Earned premium revenue at the SEA Division increased to $332.4 million in the first quarter of 2004 from $281.4 million in the first quarter of 2003. The increase in earned premium revenue in the 2004 period was primarily due to earned revenues associated with renewals of business originally written in 2001 and 2002. Submitted annualized premium volume (i.e., the aggregate annualized premium amount associated with health insurance applications submitted by the Company’s agents for underwriting by the Company) remained relatively level in the three months ended March 31, 2004 compared to corresponding period in 2003 ($245.5 million in 2004 and $247.4 million in 2003).

     Operating income at the SEA Division as a percentage of earned premium revenue in the first quarter of 2004 was 13.4%, compared to 8.5% in the year earlier quarter. The increase in operating margin in the first quarter of 2004 was attributable primarily to a decrease in the loss ratio (from 62.3% in the first quarter of 2003 to 59.1% in the first quarter of 2004) and a decrease in the effective commission rate (due to the increase in the 2004 quarter of renewal premium, which carries a lower commission rate compared to commissions on first year premium). The decrease in loss ratio was due principally to claims developing in amounts less than originally anticipated. The decrease in the effective commission rate in the first quarter of 2004 was offset somewhat by an increase in administrative expenses.

     The Company continues to actively engage in discussions with respect to possible settlement of a significant portion of its pending association group litigation.

Group Insurance Division

     The Company’s Group Insurance Division (consisting of the Company’s Student Insurance and Star HRG business units) reported operating income of $158,000 in the three months ended March 31, 2004, compared to operating income of $5.1 million in the corresponding period of 2003.

     The significant decrease in operating income was due primarily to the unfavorable claims experience at the Student Insurance Division related to business written for the 2003-2004 school year and higher administrative costs. Because Student Insurance policies are issued on a single school year basis and the 2003-2004 school year commenced in August 2003, the Student Insurance Division has been and will continue to be limited in its ability to re-price its overall book of business until August 2004. The Company’s Student Insurance Division also experienced a significant quarter over quarter increase in both administrative expenses (due primarily to incremental costs associated with the implementation of a new claims system) and commission expenses (attributable to a quarter over quarter increase in broker driven college business, for which the Company pays commissions at a higher rate). Administrative expenses as a percentage of earned premium is currently expected to remain above the prior year level through the end of the third quarter of 2004. The Student Insurance Division reported a 37.2% quarter over quarter increase in earned premium revenue, from $52.2 million in the first quarter of 2003 to $71.6 million in the first quarter of 2004.

     The Company’s Student Insurance Division is currently actively engaged in its sales efforts with respect to the 2004-2005 school year, with respect to which it has quoted pricing that reflects significant rate increases. The Company currently anticipates that the positive effects, if any, of such rate increases will not be fully realized until 2005 and that results at Student Insurance for calendar year 2004 will be at or near breakeven.

     First quarter 2004 results at the Group Insurance Division were also negatively impacted by unfavorable claims experience at the Company’s Star HRG Division. Despite quoting premium rate increases on new and renewal accounts, Star HRG reported a 23.7% quarter over quarter increase in earned premium revenue, from $28.1 million in the first quarter of 2003 to $34.8 million in the first quarter of 2004.

Life Insurance Division

     The Company’s Life Insurance Division reported operating income in the first quarter of 2004 of $1.1 million, compared to operating income of $1.8 million in the corresponding 2003 period. The decrease in operating income in the first quarter of 2004 was due primarily to the write off of certain assets associated with the Life Insurance Division’s closed blocks of life insurance business.

     During the first quarter of 2004, the Company’s Life Insurance Division generated submitted premium volume associated with new life insurance business in the amount of $10.8 million, a significant increase over submitted premium volume in the first quarter of 2003.

Other Key Factors

     In the first quarter of 2004, the Company’s Other Key Factors segment reported operating income of $4.3 million, compared to operating income of $937,000 in the corresponding period of 2003. The increase in operating income in the Other Key Factors category in the three months ended March 31, 2004 as compared to 2003 was primarily attributable to a $1.4 million quarter over quarter decrease in corporate overhead and net realized gains in the 2004 quarter in the amount of $2.4 million, compared to realized losses of $(385,000) in the corresponding 2003 period. These favorable factors were offset in part by a $1.1 million quarter over quarter decrease in the benefit related to variable stock-based compensation associated with the various stock accumulation plans established by the Company for the benefit of its independent agents. In connection with these plans, the Company records non-cash variable stock-based compensation expense (or records a benefit) in amounts that depend and fluctuate based upon the market performance of the Company’s common stock.

Discontinued Operations

     In the quarter ended March 31, 2004, the Company recorded income from discontinued operations in the amount of $5.7 million, net of tax ($0.12 per diluted share), compared to income from discontinued operations in the amount of $893,000, net of tax ($0.02 per diluted share), recorded in the first quarter of 2003.

     On March 31, 2004, the Company completed the sale of all of its remaining uninsured student loan assets, which assets had been retained by the Company at the November 18, 2003 sale of its former Academic Management Services Corp subsidiary and reflected as held-for-sale assets on the Company’s consolidated balance sheet. In connection with the sale of the uninsured student loans, the Company recorded a pre-tax gain in the amount of $7.7 million, which gain was reflected in discontinued operations.

Management Changes at Self-Employed Agency Division

     Separately, UICI today announced that, effective May 1, 2004, Troy A. McQuagge has been named as President of UICI’s Self-Employed Agency Division. The Self-Employed Agency Division is a leading provider of affordable health insurance to the self-employed marketplace and constitutes UICI’s largest business unit in terms of both revenues and operating profit. As President of the Self-Employed Agency Division, McQuagge (age 42) will have overall responsibility for UICI’s UGA — Association Field Services and Cornerstone America sales and marketing units, UICI’s Insurance Center customer claims and administration operations and the Company’s UICI Marketing subsidiary (UICI’s lead generation unit). McQuagge has been with UICI since 1995, and he has served as President of UGA — Association Field Services since 1997.

     UICI also announced that Phillip J. Myhra (age 51), who has served as head of UICI’s Insurance Center claims and administration operations since 1999, has been elevated to head of UICI’s product risk and regulatory operations across all health and life insurance product lines. Mr. Myhra, an Executive Vice President of UICI since 2000, will also continue to serve as president of The MEGA Life and Health Insurance Company and Mid-West National Life Insurance Company of Tennessee (UICI’s principal health and life insurance subsidiaries).

     William J. Gedwed, President and Chief Executive Officer of UICI, commented: “As UICI continues its refocus on its core health and life insurance operations, we continue to seek ways to generate the revenue and profit growth that our shareholders, employees and agents expect and deserve. We think that Troy McQuagge and Phil Myhra, working as a team closely with me and our Board, will be able to generate the new product ideas, and the means to deliver and service those new products, that will be essential for our growth. In addition, having Phil focused 100% on managing UICI’s risk and regulatory issues greatly improves the Company’s ability to manage these two important areas of our business. I greatly look forward to working with Troy and Phil in the months ahead.”

UICI Board Authorizes Expanded Share Repurchase Program

     At its April 28, 2004 quarterly meeting, the UICI Board of Directors reconfirmed the Company’s 1998 share repurchase program, in which it initially authorized the repurchase of up to 4,500,000 shares of UICI common stock from time to time in open market or private transactions, and granted management authority to repurchase up to an additional 1,000,000 shares. Through April 28, 2004, the Company had purchased an aggregate of 4,359,000 shares (at an aggregate cost of $59.7 million; average cost per share of $13.69) pursuant to the program, and the Company now has remaining authority pursuant to the program as reauthorized to repurchase up to an additional 1,141,000 shares. The timing and extent of additional repurchases, if any, will depend on market conditions and the Company’s evaluation of its financial resources at the time of purchase.

CORPORATE PROFILE:

     UICI (headquartered in North Richland Hills, Texas) through its subsidiaries offers insurance (primarily health and life) to niche consumer and institutional markets. Through its Self-Employed Agency Division, UICI provides to the self-employed market health insurance and related insurance products, which are distributed primarily through the Company’s dedicated agency field forces, UGA-Association Field Services and Cornerstone America. Through its Group Insurance Division, UICI provides tailored health insurance programs for students enrolled in universities, colleges and kindergarten through grade twelve and markets, administers and underwrites limited benefit insurance plans for entry level, high turnover, hourly employees. Through its Life Insurance Division, UICI offers life insurance products to selected markets. In 2002, UICI was added to the Standard & Poor’s Small Cap 600 Index. For more information, visit www.uici.net.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

     Certain statements set forth herein or incorporated by reference herein from the Company’s filings that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from those included in the forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to, the Company’s ability to maintain adequate liquidity to satisfy its obligations; changes in general economic conditions, including the performance of financial markets, and interest rates; competitive, regulatory or tax changes that affect the cost of or demand for the Company’s products; health care reform; the ability to predict and effectively manage claims related to health care costs; and reliance on key management and adequacy of claim liabilities.

     The Company’s future results will depend in large part on accurately predicting health care costs incurred on existing business and upon the Company’s ability to control future health care costs through product and benefit design, underwriting criteria, utilization management and negotiation of favorable provider contracts. Changes in mandated benefits, utilization rates, demographic characteristics, health care practices, provider consolidation, inflation, new pharmaceuticals/technologies, clusters of high-cost cases, the regulatory environment and numerous other factors are beyond the control of any health plan provider and may adversely affect the Company’s ability to predict and control health care costs and claims, as well as the Company’s financial condition, results of operations or cash flows. Periodic renegotiations of hospital and other provider contracts coupled with continued consolidation of physician, hospital and other provider groups may result in increased health care costs and limit the Company’s ability to negotiate favorable rates. In addition, the Company faces competitive and regulatory pressure to contain premium prices. Fiscal concerns regarding the continued viability of government-sponsored programs such as Medicare and Medicaid may cause decreasing reimbursement rates for these programs. Any limitation on the Company’s ability to increase or maintain its premium levels, design products, implement underwriting criteria or negotiate competitive provider contracts may adversely affect the Company’s financial condition or results of operations.

     The Company’s insurance subsidiaries are subject to extensive regulation in their states of domicile and the other states in which they do business under statutes that typically delegate broad regulatory, supervisory and administrative powers to state insurance departments and agencies. State insurance departments have also periodically conducted and continue to conduct financial and market conduct examinations and other inquiries of UICI’s insurance subsidiaries. State insurance regulatory agencies have authority to levy monetary fines and penalties resulting from findings made during the course of such examinations and inquiries. Historically, the Company’s insurance subsidiaries have from time to time been subject to such regulatory fines and penalties. While none of such fines or penalties individually or in the aggregate have to date had a material adverse effect on the results of operations or financial condition of the Company, the Company could be adversely affected by increases in regulatory fines or penalties and/or changes in the scope, nature and/or intensity of regulatory scrutiny and review.

     The Company provides health insurance products to consumers in the self-employed market in 44 states. A substantial portion of such products is issued to members of various independent membership associations that act as the master policyholder for such products. The two principal membership associations in the self-employed market for which the Company underwrites insurance are the National

Association for the Self-Employed (“NASE”) and the Alliance for Affordable Services (“AAS”). The associations provide their membership with a number of benefits and products, including health insurance underwritten by the Company. Subject to applicable state law, individuals generally may not obtain insurance under an association’s master policy unless they are also members of the associations. UGA agents and Cornerstone agents also act as field service representatives on behalf of the associations, in which capacity the agents act as enrollers of new members for the associations and provide field support services, for which the agents receive compensation. Specialized Association Services, Inc. (a company controlled by the adult children of the Chairman of the Company) provides administrative and benefit procurement services to the associations, and a subsidiary of the Company sells new membership sales leads to the enrollers and video and print services to the associations and to Specialized Association Services, Inc. In addition to health insurance premiums derived from the sale of health insurance, the Company receives fee income from the associations, including fees associated with the enrollment of new members, fees for association membership marketing and administrative services and fees for certain association member benefits. The agreements with these associations requiring the associations to continue as the master policyholder for the Company’s insurance products and to make the Company’s insurance products available to their respective members are terminable by the Company and the associations upon not less than one year’s advance notice to the other party.

     In December 2002, the National Association of Insurance Commissioners (NAIC) convened a special task force to review association group coverage, and the Company is aware that selected states are reviewing the laws and regulations under which association group policies are issued. The Company has also been named a party to several lawsuits challenging the nature of the relationship between the Company’s insurance companies and the associations that have endorsed the insurance companies’ health insurance products. While the Company believes it is providing association group coverage in full compliance with applicable law, changes in the relationship between the Company and the membership associations and/or changes in the laws and regulations governing so-called “association group” insurance (particularly changes that would subject the issuance of policies to prior premium rate approval and/or require the issuance of policies on a “guaranteed issue” basis) could have a material adverse impact on the financial condition, results of operations and/or business of the Company.

UICI press releases and other company information are available at UICI‘s website located at www.uici.net.